UNITED STATES
			SECURITIES AND EXCHANGE COMMISSION
				Washington, D.C.  20549

				SCHEDULE 13G

			Under the Securities Exchange Act of 1934
				(Amendment No. ________)*


				DISH Network Corporation
----------------------------------------------------------------------------
	                       	 (Name of Issuer)

                                Class A common stock
----------------------------------------------------------------------------
		         (Title of Class of Securities)

		                25470M109
----------------------------------------------------------------------------
	                        (CUSIP Number)
                                January 15, 2008
----------------------------------------------------------------------------
            	(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [X] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

=============================================================================
-----------------------------------------------------------------------------
CUSIP NO.  25470M109		13G			Page 2 of 8 Pages
-----------------------------------------------------------------------------
(1)   NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

      Renaissance Technologies LLC 	26-0385758
-----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
      (a) [_]
      (b) [_]
-----------------------------------------------------------------------------
(3)  SEC USE ONLY

-----------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
-----------------------------------------------------------------------------
						(5) SOLE VOTING POWER

     NUMBER OF SHARES				         10,556,008
     BENEFICIALLY OWNED				_____________________________
     BY EACH REPORTING
     PERSON WITH:				(6) SHARED VOTING POWER

   						           0
						_____________________________

                				(7)  SOLE DISPOSITIVE POWER

      						           10,805,279
             					_____________________________

						(8)  SHARED DISPOSITIVE POWER

                              			           54,242
						______________________________

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

			      10,859,521
------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     			      5.15%
------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
		      IA

				Page 2 of 8 pages
=============================================================================
-----------------------------------------------------------------------------
 CUSIP NO.  25470M109		13G			Page 3 of 8 Pages
-----------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      James H. Simons
-----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [_]
      (b) [_]
-----------------------------------------------------------------------------
(3)  SEC USE ONLY

-----------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
-----------------------------------------------------------------------------
   						(5) SOLE VOTING POWER

     NUMBER OF SHARES				         10,556,008
     BENEFICIALLY OWNED            		_____________________________
     BY EACH REPORTING
     PERSON WITH:				(6) SHARED VOTING POWER

					 	           0
						_____________________________

      					        (7)  SOLE DISPOSITIVE POWER

      					                   10,805,279
             					_____________________________
						(8)  SHARED DISPOSITIVE POWER

                           			           54,242
						_____________________________


(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

			      10,859,521
-----------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                            [_]
-----------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     			      5.15 %
-----------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
			      IN

				Page 3 of 8 pages
=============================================================================
-----------------------------------------------------------------------------
 CUSIP NO.  25470M109		13G		      Page 4 of 8 Pages
-----------------------------------------------------------------------------
Item 1.

    (a) Name of Issuer

     DISH Network Corporation

    (b)	Address of Issuer's Principal Executive Offices.

     9601 South Meridian Boulevard, Englewood, Colorado 80112

Item 2.

    (a)	Name of Person Filing:

	 This Schedule 13G is being filed by Renaissance Technologies LLC ("RTC") and James H. Simons ("Simons").

     (b) Address of Principal Business Office or, if none, Residence.

	 The principal business address of the reporting persons is:

                 800 Third Avenue
                 New York, New York  10022

     (c) Citizenship.

 	Dr. Simons is a United States citizen and RTC is a Delaware limited liability company.

     (d) Title of Class of Securities.

	 Class A common stock

     (e) CUSIP Number.

	 25470M109

					Page 4 of 8 pages
=============================================================================
Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13-d-2(b) or (c),check whether the person filing is a:

(a) [_]  Broker or dealer registered under section 15 of the Act.
(b) [_]  Bank as defined in section 3(a)(6) of the Act.
(c) [_]  Insurance Company as defined in section 3(a)(19) of the Act.
(d) [_] Investment Company registered under section 8 of the Investment Company Act.
(e) [x]  Investment Adviser in accordance with Sec.240.13d-1(b)(1)(ii)(E).
(f) [_]  Employee Benefit Plan or Endowment Fund in accordance with
         Sec. 240.13d-1(b)(1)(ii)(F).
(g) [_]  Parent holding company, in accordance with Sec.240.13d-1(b)(1)(ii)(G).
(h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act.
(i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.
(j) [_]  Group, in accordance with Sec.240.13d-1(b)(1)(ii)(J).


Item 4. Ownership.

    (a) Amount beneficially owned.

    	RTC: 	 10,859,521	shares
	Simons:	 10,859,521 	shares, comprising the shares beneficially owned
			by RTC, because of Dr. Simons' position as control person of RTC.

    (b) Percent of Class.

	RTC: 	5.15 %
	Simons:	5.15 %

    (c)  Number of shares as to which the person has:

         (i) sole power to vote or to direct the vote:

	     RTC:    10,556,008
	     Simons: 10,556,008

         (ii) Shared power to vote or to direct the vote:	0


         (iii) sole power to dispose or to direct the disposition of:

		RTC:	10,805,279
		Simons:	10,805,279

          (iv)  Shared power to dispose or to direct the disposition of:

		RTC: 	54,242
		Simons: 54,242

					Page 5 of 8 pages
=============================================================================
Item 5. Ownership of Five Percent or Less of a Class.

   	If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

	Certain funds and accounts managed by RTC have the right to receive dividends and proceeds from the sale of the securities which are the subject of this report.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

	     Not applicable

Item 8. Identification and Classification of Members of the Group.

	     Not applicable

Item 9. Notice of Dissolution of a Group.

	     Not applicable

					Page 6 of 8 pages
=============================================================================
Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 2009




                              James H. Simons



                              Renaissance Technologies LLC


                              By: Mark Silber
                                  Executive Vice President


Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).



					Page 7 of 8 Pages
==============================================================================

				EXHIBIT 99.1

		AGREEMENT REGARDING JOINT FILING

		UNDER RULE 13D-1(K) OF THE EXCHANGE ACT


In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned agrees to the filing on behalf of each of a Statement on Schedule 13G, and all amendments thereto, with respect to the shares of Class A common stock of
     DISH Network Corporation.


Date:  February 12, 2009



                                      James H. Simons



                                      Renaissance Technologies LLC


                                      By:  Mark Silber
                                           Executive Vice President










					Page 8 of 8 Pages